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                                                                    EXHIBIT 12.1

                         Duke Energy Field Services, LLC
                Calculation of Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                                                 Predecessor Company Historical (1) (2)             Nine
                                                      --------------------------------------------------------     months
                                                                            Years Ended                             ended
                                                      --------------------------------------------------------    --------
                                                       1995        1996        1997        1998         1999        2000
                                                      -------    --------    --------    --------     --------    --------
Earnings:
  Pretax income from continuing operations before
    equity earnings                                   $69,254    $117,277    $ 74,834    $ (6,528)    $ 51,856    $238,815
  Add:
    Fixed charges                                      22,320      14,663      54,177      54,791       55,021     108,222
    Distributed income of equity investees              1,660       2,997       9,784      11,845       22,502      19,225

  Subtract:
    Interest capitalized                                1,694       1,405       2,254       1,565          930          85
                                                      -------    --------    --------    --------     --------    --------
 Income as adjusted                                   $91,540    $133,532    $136,541    $ 58,543     $128,449    $365,177
                                                      -------    --------    --------    --------     --------    --------
Fixed charges:
  Interest and Debt expense per Statement of Income   $20,115    $ 12,747    $ 51,113    $ 52,403     $ 52,915    $106,194
  Capitalized Interest                                  1,694       1,405       2,254       1,565          930          85
  Amortized expenses related to indebtedness                                                                           390
  Portion of rents representative of the interest
    factor                                                511         511         810         823        1,176       1,553
                                                      -------    --------    --------    --------     --------    --------
TOTAL FIXED CHARGES                                   $22,320    $ 14,663    $ 54,177    $ 54,791     $ 55,021    $108,222
                                                      -------    --------    --------    --------     --------    --------
RATIO OF EARNINGS TO FIXED CHARGES                       4.10        9.11        2.52        1.07         2.33        3.38

(1) From a financial reporting perspective, we are the successor to Duke Energy Corporation's North American midstream natural gas business. The subsidiaries of Duke Energy that conducted this business were contributed to us in March 2000 immediately prior to the combination of these subsidiaries with the North American midstream natural gas business of Phillips Petroleum Company. For periods prior to the March 31, 2000 combination, Duke Energy Field Services, LLC and these former subsidiaries of Duke Energy collectively are referred to as the "Predecessor Company."

(2) Interest expense on a historical basis was primarily from intercompany debt. In addition, the historical advance accounts from the parent companies were non-interest bearing. As a result the historical capital structure is not indicative of the current capital structure.

     For purposes of calculating the ratios of earnings to fixed charges: (1) "earnings" means income before extraordinary changes plus income taxes and fixed charges, and (2) "fixed charges" include interest on indebtedness, amortization of deferred financing costs, and that portion of lease expense that is deemed to be representative of an interest factor. The ratio includes amounts from our company, all of our majority-owned subsidiaries and our proportionate share of distributed amounts from 50% owned investments accounted for using the equity method.